Exhibit (e)

DISTRIBUTION REINVESTMENT PLAN

OF

OWL ROCK CAPITAL CORPORATION II

Owl Rock Capital Corporation II, a Maryland corporation (the “Company”), hereby adopts the following plan (the “Plan”) with respect to distributions declared by its Board of Directors on shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”):

1. If a stockholder wishes to receive its distributions in cash, no action is required. Each stockholder of record may enroll in the Plan (each a “Participant”) by providing the Plan Administrator (as defined below) with written notice, except that a stockholder may only participate in the Plan, and sales to a stockholder under the Plan may only occur, if the Company maintains its registration or exemption from registration in the stockholder’s state of residence. To enroll in the Plan, such stockholder shall notify DST Systems, Inc., the Plan administrator and the Company’s transfer agent and registrar (collectively the “Plan Administrator”), in writing so that such notice is received by the Plan Administrator no later than the record date fixed by the Board of Directors for the distribution involved. If a stockholder elects to enroll in the Plan, all distributions thereafter declared by the Board of Directors shall be payable in shares of the Common Stock of the Company, and no action shall be required on such stockholder’s part to receive a distribution in stock.

2. Subject to the Board of Director’s discretion and applicable legal restrictions, the Company intends to authorize and declare distributions on a monthly or quarterly basis or on such other date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date for the distribution involved. The Company intends to pay distributions on a monthly or quarterly basis.

3. The Company shall use newly-issued shares of its Common Stock to implement the Plan. The number of newly-issued shares to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by a price equal to the net public offering price that the shares are sold in the offering at the closing immediately following the distribution date. Shares of Common Stock issued pursuant to the Plan will have the same voting rights as shares of Common Stock issued pursuant to the Company’s public offering. There will be no selling commissions, dealer manager fees or other sales charges on shares of Common Stock issued to a stockholder under the Plan. The Company shall pay the Plan Administrator’s fees under the Plan.

4. For each Participant, the Plan Administrator will maintain a record which shall reflect for each calendar month the distributions received by the Plan Administrator on behalf of such Participant. The Plan Administrator will use the aggregate amount of distributions to all Participants for each calendar month or quarter to purchase shares for the Participants. Distributions shall be invested by the Plan Administrator in shares, to the extent available, promptly following the payment date with respect to such distributions. The purchased shares will be allocated among the Participants based on the portion of the aggregate distributions received by the Plan Administrator on behalf of each Participant, as reflected in the records maintained by the Plan Administrator. The ownership of the shares purchased pursuant to the Plan shall be reflected on the books of the Company or its transfer agent. No certificates will be issued to a Participant for shares purchased on behalf of the Participant pursuant to the Plan.

5. The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 10 Business Days after the date thereof. Distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the market value of the Company’s shares at the time of termination. For purposes of the Plan, “Business Day” means any day except Saturday, Sunday, or any day commercial banks are closed in New York or Missouri pursuant to federal or state law.

6. In the event that the Company makes available to its stockholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan will be used in calculating the number of rights to be issued to the Participant.

7. A Participant may terminate his or her participation in the Plan at any time by written notice to the Company. To be effective for any distribution, such notice must be received by the Company at least 15 Business Days prior to the record date to which such distribution relates. The Company or the Plan Administrator may terminate a Participant’s individual participation in the Plan, and the Company may terminate the Plan itself at any time by 15 days’ prior written notice mailed to a Participant, or to all Participants, as the case may be. After termination of the Plan or termination of a Participant’s participation in the Plan, the Plan Administrator will send to each Participant (i) a statement of account and (ii) a remittance for the amount of any distributions in the Participant’s account that have not been reinvested in shares. The record books of the Company will be revised to reflect the ownership of record of the Participant’s whole and fractional shares. Any future distributions made after the effective date of the termination will be sent directly to the former Participant or to such other party as the Participant has designated pursuant to an authorization form or other documentation satisfactory to the Company.

8. The terms and conditions of this Plan may be amended, renewed, extended or supplemented by an agreement between the Plan Administrator and the Company at any time by mailing an appropriate notice at least 15 days prior to the effective date thereof to each Participant at his or her last address of record; provided, that any such amendment must be approved by a majority of the independent directors of the Company. Such amendment shall be deemed conclusively accepted by each Participant, except those Participants from whom the Company receives written notice of termination prior to the effective date thereof. Notwithstanding the foregoing, this Plan may not be amended so as to eliminate a Participant’s right to terminate his or her participation in this Plan pursuant to Section 9 above. Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and addressed to Owl Rock Capital Corporation II, c/o DST Systems, Inc. 430 W 7th Street, Ste. 219005, Kansas City, MO 64105-1407 if to the Plan Administrator, or such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.

9. The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors.

10. These terms and conditions shall be governed by the laws of the State of Maryland, without regard to the conflicts of law principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction.